EXHIBIT 99.1

Pain Therapeutics Reports First Quarter 2010 Financial Results

- $176 Million of Cash, No Debt -

- Cash Requirement in 2010 Under $10 Million -

- REMOXY® NDA Resubmission Still Anticipated Q4 2010 -

SAN MATEO, Calif., April 28, 2010 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE), a biopharmaceutical company, today reported first quarter 2010 financial results. Net loss for Q1 2010 was $1.0 million, or $0.02 per share, compared to a net loss of $1.8 million, or $0.04 per share, for Q1 2009.

At March 31, 2010 Pain Therapeutics had cash and cash equivalents of $175.5 million, or about $4.12 per share, no debt and approximately 42.6 million shares outstanding. We continue to expect our net cash requirement in 2010 will be under $10.0 million.

"Pain Therapeutics continues to make meaningful advancements across its business," said Remi Barbier, chairman, president and chief executive officer of Pain Therapeutics. "Importantly, our commercial partner for REMOXY, King Pharmaceuticals, Inc. continues to guide for a year-end resubmission of a New Drug Application for REMOXY."

"In melanoma, we recently released encouraging Phase I clinical data and we continue to engage in licensing discussions with potential collaborators around this program," said Remi Barbier.

"In hemophilia, our exploratory preclinical studies are now largely completed. We continue to work with leading academic centers to optimize a delivery system for our potential treatment for hemophilia."

"Financially, we continue to run the business with tight fiscal discipline. We expect our net cash requirement in 2010 will be under $10.0 million."

"This is an exciting time for Pain Therapeutics. We are advancing late-stage and early-stage drug development programs in important disease areas as we continue to strengthen our business," Mr. Barbier concluded.

REMOXY

Pain Therapeutics remains committed to the regulatory success of REMOXY, our lead drug candidate. REMOXY is a strong painkiller with a unique formulation designed to reduce potential risks of unintended use. REMOXY and other abuse-resistant painkillers are being developed pursuant to a strategic alliance we have with King Pharmaceuticals, Inc. We believe REMOXY represents the rare combination of a well-partnered, late-stage drug asset with a unique profile, and whose clinical efficacy has been substantially de-risked.

  Pursuant to the terms of a strategic alliance, King funds our development expenses incurred by us for REMOXY and three other abuse-resistant pain medications.

  From 2005 to 2008, we and King jointly managed a Phase III clinical program and New Drug Application (NDA) for REMOXY. In mid-2008, the U.S. Food and Drug Administration (FDA) accepted and NDA for REMOXY with Priority Review.

  In December 2008, we received from the FDA a Complete Response Letter which indicated additional non-clinical data is required to support the approval of REMOXY. The FDA has not requested or recommended additional clinical efficacy studies prior to approval.

  In March 2009, King assumed sole responsibility for the regulatory approval of REMOXY. This shift of responsibility does not change the economic terms of our strategic alliance with King.

  Upon FDA approval of REMOXY, we will receive a $15.0 million cash milestone payment and a running royalty equal to 20% of net sales of drugs developed under this strategic alliance, except as to the first $1.0 billion in cumulative net sales, which royalty is set at 15%.

  To date, King has made milestone payments to us of $25.0 million. We could receive from King up to $125.0 million in additional milestone payments in the course of the clinical and regulatory development of REMOXY and three other abuse-resistant pain medications.

Hematology/Oncology

Our corporate strategy is to spend carefully but to keep innovation at the top of our agenda. In Q1 2010, we continued to make disciplined investments in two important disease areas — hemophilia and melanoma.  We own commercial rights to all of our drug candidates in hematology/oncology.

  A radio-labeled monoclonal antibody program, developed at Albert Einstein College of Medicine, is aimed at treating patients with late-stage (metastatic) melanoma. This drug candidate is called PTI-188.

  On March, 2010, we announced encouraging clinical data with PTI-188 in metastatic melanoma. Although efficacy was not a primary endpoint, PTI and its clinical investigators were encouraged by the number of melanoma tumors that had either stabilized or decreased in size after a single dose of PTI-188. Preliminary analysis, combining two Phase I studies, indicated a median overall survival time of 13 months (n=19).

  We have a gene transfer program, developed at Stanford University, aimed at correcting an underlying genetic defect in patients with hemophilia. Importantly, no viral vector is utilized.

Q1 2010 Financial Results

  Collaboration revenue for Q1 2010 was $0.7 million, compared to $3.2 million for Q1 2009, and reflects reimbursement of our development expenses under our strategic alliance with King.

  Research and development expenses for Q1 2010 decreased to $3.1 million from $7.6 million for Q1 2009. This decrease was mostly due to decreased spending by us for REMOXY under our strategic alliance with King. Research and development expenses included non-cash stock-related compensation of $0.8 million for Q1 2010 and $1.1 million for Q1 2009.

  General and administrative expenses for Q1 2010 decreased to $1.5 million from $1.7 million for Q1 2009. This decrease was mostly due to lower operating costs. General and administrative expenses included non-cash stock-related compensation of $0.6 million for Q1 2010 and $0.5 million for Q1 2009.

  We received a $2.2 million federal tax refund in Q1 2010.

  Interest income for Q1 2010 decreased to $0.3 million from $0.4 million for Q1 2009. This decrease was primarily due to decreases in prevailing interest rates on investments.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs. Our lead drug candidate, REMOXY, is a strong painkiller with a unique formulation designed to reduce potential risks of unintended use. We are also developing novel drugs in the area of hematology/oncology. We have in clinical development a monoclonal antibody to treat metastatic melanoma, a deadly form of skin cancer. We also have in pre-clinical development a drug candidate to treat hemophilia, a genetic disorder in which patients are unable to stop bleeding. The FDA has not approved any of our drug candidates for commercial sale. For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing of King's resubmission of the NDA for Remoxy in Q4 2010; our cash requirements for 2010; our expected receipt of milestone payment or other revenue under our collaboration with King, including reimbursement of our ongoing development activities under the collaboration with King; and the benefits of our drug candidate, Remoxy, including statements concerning its clinical efficacy. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in obtaining regulatory approval of our drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), unanticipated additional research and development and other costs and the timing and receipt of funds from our commercial partner, potential disputes arising with our strategic partners, potential claims of violating the patent rights of third parties, the uncertainty of patent protection for our intellectual property or trade secrets, and the potential for abuse and misuse resistant pain medications to be developed by competitors and potential competitors. For further information regarding these and other risks related to our business, investors should consult our filings with the Securities and Exchange Commission.

-Financial Tables Follow-

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenue
Program fee revenue	$ 2,524	$ 3,587
Collaboration revenue	725	3,248
Total revenue	3,249	6,835
Operating expenses
Research and development	3,127	7,636
General and administrative	1,486	1,731
Total operating expenses	4,613	9,367
Operating loss	(1,364)	(2,532)
Interest income	344	387
Loss before benefit from income taxes	(1,020)	(2,145)
Benefit from income taxes	--	(321)
Net loss	$ (1,020)	$ (1,824)

Net loss per share
Basic	$ (0.02)	$ (0.04)
Diluted	$ (0.02)	$ (0.04)
Weighted-average shares used in computing
net loss per share
Basic	42,410	42,090
Diluted	42,410	42,090

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2010	2009(1)
Assets
Current assets
Cash, cash equivalents and marketable securities	$ 175,533	$ 175,759
Other current assets	2,181	2,712
Total current assets	177,714	178,471
Non-current assets
Property and equipment, net	457	517
Other assets	426	3,017
Total assets	178,597	182,005

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses	$ 1,253	$ 2,538
Deferred program fee revenue - current portion	10,097	14,348
Other accrued liabilities	1,342	1,625
Total current liabilities	$ 12,692	$ 18,511
Non-current liabilities
Deferred program fee revenue - non-current portion	55,532	53,805
Other liabilities	423	1,437
Total liabilities	$ 68,647	$ 73,753
Stockholders' equity
Common stock	43	42
Additional paid-in-capital	227,832	225,432
Accumulated other comprehensive income	664	347
Accumulated deficit	(118,589)	(117,569)
Total stockholders' equity	109,950	108,252
Total liabilities and stockholders' equity	$ 178,597	$ 182,005

(1) Derived from the Company's annual financial statements as of December 31, 2009, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.
CONTACT:  Pain Therapeutics, Inc.
          Judy Ishida, Administrative Manager
          650-645-1924
          IR@paintrials.com